Exhibit 10.1

NINTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT (“Amendment”) is dated as of May 4, 2017, by and between Perceptron, Inc. (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A.    Company and Bank entered into an Amended and Restated Credit Agreement dated as of November 16, 2010, as amended (“Agreement”).

B.     Company and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.      Sections 2.1 and 2.3 of the Agreement are amended to read as follows:

“2.1 Subject to the terms and conditions of this Agreement and the Revolving Credit Note, Bank may, in its sole discretion, make Advances to Company at any time and from time to time not to exceed Six Million Dollars ($6,000,000) in aggregate principal amount at any one time outstanding; provided that the aggregate outstanding amount of Advances plus the Foreign Exchange Reserve shall never exceed the lesser of (a) Six Million Dollars ($6,000,000) or (b) the borrowing formula under the Advance Formula Agreement. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement, the Revolving Credit Note and the Advance Formula Agreement.

“2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a request for advance as provided in the Revolving Credit Note, subject to the following:

(a)       the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2 and the Foreign Exchange Reserve shall not exceed Six Million Dollars ($6,000,000); and

(b)       a request for an Advance, once delivered to Bank, shall not be revocable by Company.”

2.      Section 7.1(b) of the Agreement is amended to read as follows:

“(b) within thirty (30) days after and as of the end of each month, consolidated balance sheets and statements of profit and loss of Company and its consolidated Subsidiaries, together with a report listing investments in Subsidiaries;”

3.      The “.” at the end of Section 7.1(g) is deleted and replaced with “; and”, and Section 7.1(h) is added to the Agreement to read as follows:

“(h) within forty five (45) days after and as of the end of each fiscal quarter of Company, a compliance certificate in form and detail satisfactory to Bank, certified by the chief executive or chief financial officer of Company, certifying that, as of the date thereof, to the best of such officer’s knowledge, no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist, or if any of Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Company in respect thereof, and also certifying as to whether Company is in compliance with any financial covenant(s) contained in this Agreement and as more particularly described in said compliance certificate (which compliance certificate shall set forth, in reasonable detail, the calculations and the resultant ratios or financial tests of the Company determined thereunder).”

4.      Schedules 6.3, 6.9, 6.10 and 8.13 to the Agreement are deleted and replaced with attached Schedules 6.3, 6.9, 6.10 and 8.13.

5.      Exhibit A to the Agreement is deleted and replaced with attached Exhibit A.

6.      Company has informed Bank that, on or about January 11, 2017, (a) COORD3 Global, LLC (“COORD3”) was dissolved, (b) all of COORD3’s assets (which, as of the date that COORD3 was dissolved, consisted of equity interests in Coord3 srl and no other assets) were transferred to Company, and (c) Company transferred all of its equity interests in Coord3 srl to Perceptron Europe B.V. pursuant to a Share Premium Contribution Agreement (collectively, the “Dissolution”). Bank consents to the Dissolution.

7.      Company hereby represents and warrants that, after giving effect to the amendments and consent contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

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8.      Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

9.      This Amendment shall be effective upon (a) execution of this Amendment by Company and the Bank, (b) execution of the Affirmation of Guaranties set forth below, (c) execution and delivery by Company to Bank of a Revolving Credit Note in form satisfactory to Bank, (d) execution and delivery by Company to Bank of an Advance Formula Agreement in form and substance satisfactory to Bank and (e) execution and delivery of the documents on the attached closing agenda.

10.  Company shall reimburse Bank for all costs and expenses, including attorneys’ fees, incurred by Bank in connection with the preparation of this Amendment and the documents, instruments and agreements executed in connection herewith.

11.  This Amendment may be executed in counterparts.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK	PERCEPTRON, INC.

By: /s/ Lydia R. Mansoor	By: /s/ David L. Watza

Its: Officer	Its: President and Chief Executive Officer

[Signature Page to Ninth Amendment to Credit Agreement and Consent (13321950)]

AFFIRMATION OF GUARANTIES

The undersigned, Guarantors under certain Guaranties (“Guaranties”) dated October 24, 2002, as amended, and October 30, 2015 made by the undersigned in favor of Comerica Bank (“Bank”) with respect to the liabilities and obligations of Perceptron, Inc. (“Borrower”) to Bank, (i) affirm their obligations to Bank under their Guaranties and acknowledge that the Guaranties remain in full force and effect in accordance with their terms, subject to no setoff, defense or counterclaim and (ii) confirm that this Affirmation is not required by the terms of the Guaranties and need not be obtained in connection with any prior or future waivers or amendments or extensions of additional credit to Borrower.

Dated: May 4, 2017

PERCEPTRON SOFTWARE TECHNOLOGY INC.

By: /s/ David L. Watza

Title: President and Chief Executive Officer

PERCEPTRON GLOBAL, INC.

By: /s/ David L. Watza

Title: President and Chief Executive Officer

[Closing Agenda]